EX-99.B15(a)

                                NATIONS FUND TRUST

                   SHAREHOLDER SERVICING AND DISTRIBUTION PLAN

                                INVESTOR A SHARES

         This amended and restated Investor A Shareholder Servicing and Distribution Plan (the "Plan") has been adopted by the Board of Trustees of Nations Fund Trust (the "Trust") in conformance with Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act").

         Section 1. Payments for Services. Under the terms of this Plan, the Trust may act as a distributor of the Shares of which a Fund is the issuer, pursuant to Rule 12b-1 under the 1940 Act. The Trust may incur as a distributor of the Investor A Shares of each Fund ("Shares") expenses of up to (A) twenty-five one-hundredths of one percent (0.25%) per annum of the average daily net assets of the Trust attributable to the Shares of the Non-Money Market Funds (as defined on Exhibit A) or (B) ten one-hundredths of one percent (0.10%) attributable to the Shares of the Money Market Funds (as defined on Exhibit A).

         Section 2. Expenses Covered by the Plan. Amounts set forth in Section 1 may be expended when and if authorized in advance by the Trust's Board of Trustees. Such amounts may be used to finance any activity which is primarily intended to result in the sale of the Shares, including, but not limited to, expenses of organizing and conducting sales seminars, printing of prospectuses and statements of additional information (and supplements thereto) and reports for other than existing shareholders, preparation and distribution of advertising material and sales literature, supplemental payments to the Trust's distributor (the "Distributor") and the cost of administering this Plan, as well as, with respect to payments made under Section 1(A), above, the shareholder servicing activities described below. All amounts expended pursuant to this Plan shall be paid:

      (i) to the Distributor for reimbursements of distribution-related expenses actually incurred by the Distributor, including, but not limited to, expenses of organizing and conducting sales seminars, printing of prospectuses and statements of additional information (and supplements thereto) and reports for other than existing shareholders, preparation and distribution of advertising material and sales literature and costs of administering this Plan, or

      (ii) to certain broker/dealers and other financial institutions ("Agents") who offer shares to their customers and who have entered into (A) Shareholder Servicing Agreements substantially in the form of Exhibit C with respect to the Non-Money Market Funds, and (B) Sales Support Agreements substantially in the form of Exhibit B with respect to any of the Funds, for providing the services contemplated thereunder.

         The shareholder servicing activities for which compensation may be received under this Plan may include, among other things: (i) aggregating and processing purchase and redemption requests and transmitting promptly net purchase and redemption orders to the Distributor or transfer agent; (ii) providing customers with a service that invests the assets of their accounts in Shares pursuant to specific or pre-authorized instructions; (iii) processing dividend and distribution payments; (iv) providing information periodically to customers showing their positions in Shares; (v) arranging for bank wires; (vi) responding to customers' inquiries concerning their investment in Shares; (vii) providing subaccounting with respect to Shares beneficially owned by customers or the information to the Trust necessary for subaccounting; (viii) if required by law, forwarding shareholder communications (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to customers; (ix) forwarding to customers proxy statements and proxies containing any proposals regarding the Shareholder Servicing Agreement;
(x) general shareholder liaison services; and (xi) providing such other similar services as the Trust may reasonably request to the extent such firms are permitted to do so under applicable statutes, rules or regulations.

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         Section 3. Money Market Funds and Certain Non-Money Market Funds --
Expenses under the Plan. Notwithstanding any of the foregoing, with respect to the Money Market Funds, Nations Short-Term Income Fund and Nations Short-Term Municipal Income Fund, payments under Section 1, above, shall not be made for personal services and/or the maintenance of shareholder accounts as such terms are interpreted by the National Association of Securities Dealers, Inc.

         Section 4. Limitations on Payments. No additional payments are to be made by the Trust on behalf of the Funds with respect to the Shares under this Plan, provided that the Funds shall not be precluded from making the payments such Fund is otherwise obligated to make (i) to NationsBank of North Carolina, N.A. ("NationsBank"), pursuant to the Investment Advisory Agreement, (ii) to NationsBank of Texas, N.A. ("NationsBank Texas"), pursuant to the Custody Agreement, (iii) to The Shareholder Services Group, Inc. ("TSSG"), pursuant to the Transfer Agency and Registrar Agreement, (iv) to Stephens Inc. ("Stephens"), pursuant to the Administration Agreement, (v) to TSSG, pursuant to the Co-Administration Agreement, (vi) to Servicing Agents, pursuant to Shareholder Servicing Agreements and (vii) for the expenses otherwise incurred by a Fund and the Trust on behalf of the Shares in the normal conduct of such Fund's business pursuant to the Investment Advisory Agreement, the Custody Agreement, the Transfer Agency and Registrar Agreement, the Administration Agreement, the Co-Administration Agreement and the Shareholder Servicing Agreements. However, to the extent any payments by the Trust on behalf of a Fund to NationsBank, NationsBank Texas, TSSG, Stephens or Servicing Agents; by NationsBank, NationsBank Texas, TSSG, Stephens or Servicing Agents or any affiliate thereof, to any party, pursuant to any agreement; or, generally, by the Trust on behalf of a Fund to any party, are deemed to be payments for the financing of any activity primarily intended to result in the sale of the Shares within the context of Rule 12b-1 under the 1940 Act, then such payments shall be deemed to be approved pursuant to this Plan as set forth herein.

         Section 5. Reports of Distributor. The officers of the Trust shall report quarterly in writing to the Board of Trustees on the amounts and purpose of payments for any of the activities in Section 2 and shall furnish the Board of Trustees with such other information as the Board may reasonably request in connection with such payments in order to enable the Board to make an informed determination on the nature and value of such expenditures.

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         Section 6. Approval of Plan. This Plan shall continue in effect for a period of more than one year from the date written below only so long as such continuance is specifically approved at least annually by the Trust's Board of Trustees, including the Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of this Plan or in any Agreements related to this Plan ("Disinterested Trustees"), by vote cast in person at a meeting called for the purpose of voting on this Plan.

         Section 7. Termination. This Plan may be terminated at any time by vote of a majority of the Disinterested Trustees or with respect to a particular Fund by vote of a majority of the outstanding voting securities of the Shares of such Fund, on not more than sixty (60) days' written notice to any other party to the Plan, and shall terminate automatically in the event of any act that constitutes an assignment of the Distribution Agreement or the Investment Advisory Agreement.

         Section 8. Amendments. This Plan may be amended at any time by the Board of Trustees provided that (a) any amendment to increase materially the costs which a Fund's Investor A Shares may bear for distribution pursuant to this Plan shall be effective only upon approval by a vote of a majority of the outstanding Investor A Shares of such Fund, and (b) any material amendments of the terms of this Plan shall become effective only upon approval as provided in
Section 6 thereof.

         Section 9. Selection/Nomination of Trustees. So long as this Plan is in effect, the selection and nomination of the Trust's Disinterested Trustees shall be committed to the discretion of such Disinterested Trustees.

         Section 10. Governing Law. This Plan shall be subject to the laws of The Commonwealth of Massachusetts and shall be interpreted and construed to further promote the operation of the Trust as an open-end management investment company. As used herein the terms "open-end management investment company," "assignment," "principal underwriter," "interested person," and "majority of the outstanding voting securities" shall have the meanings set forth in the Securities Act of 1933, as amended or the 1940 Act, and the rules and regulations thereunder.

         Section 11. Scope of Liability. Nothing herein shall be deemed to protect the parties to any Agreement entered into pursuant to this Plan against any liability to the Trust or its shareholders to which they would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of their duties hereunder, or by reason of their reckless disregard of their obligations and duties hereunder.

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         Section 12. Records. The Trust will preserve copies of this Plan,
Agreements and any written reports regarding this Plan presented to the Board of Trustees for a period of not less than six years.

         Section 13. Limitation of Liability. The names "Nations Fund Trust" and "Trustees of Nations Fund Trust" refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated May 6, 1985 which is hereby referred to and a copy of which is on file at the office of the State Secretary of The Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "Nations Fund Trust" entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders, officers, representatives or agents of the Trust personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.






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                                                                       EXHIBIT A
                                NATIONS FUND TRUST

    The term "Non-Money Market Funds" used in the Plan shall refer to the following Funds of the Trust:

      Nations Value Fund
      Nations Capital Growth Fund
      Nations Emerging Growth Fund
      Nations Equity Index Fund
      Nations Managed Index Fund
      Nations Managed SmallCap Index Fund
      Nations Managed Value Index Fund
      Nations Managed SmallCap Value Index Fund
      Nations Disciplined Equity Fund
      Nations Marsico Focused Equities Fund
      Nations Marsico Growth & Income Fund
      Nations Balanced Assets Fund
      Nations Short-Intermediate Government Fund
      Nations Short-Term Income Fund
      Nations Strategic Fixed Income Fund
      Nations Diversified Income Fund
      Nations Intermediate Municipal Bond Fund
      Nations Municipal Income Fund
      Nations Short-Term Municipal Income Fund
      Nations Florida Intermediate Municipal Bond Fund Nations Florida Municipal Bond Fund
      Nations Georgia Intermediate Municipal Bond Fund Nations Georgia Municipal Bond Fund
      Nations Kansas Intermediate Municipal Bond Fund
      Nations Maryland Intermediate Municipal Bond Fund Nations Maryland Municipal Bond Fund
      Nations North Carolina Intermediate Municipal Bond Fund Nations North Carolina Municipal Bond Fund
      Nations South Carolina Intermediate Municipal Bond Fund Nations South Carolina Municipal Bond Fund
      Nations Tennessee Intermediate Municipal Bond Fund Nations Tennessee Municipal Bond Fund
      Nations Texas Intermediate Municipal Bond Fund
      Nations Texas Municipal Bond Fund
      Nations Virginia Intermediate Municipal Bond Fund Nations Virginia Municipal Bond Fund






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    The term "Money Market Funds" used in the Plan shall refer to the following
Funds of the Trust:

      Nations Government Money Market Fund
      Nations Tax Exempt Fund

Dated: October 15, 1996
       June 4, 1997
       December 9, 1997
       February 4, 1998



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